EXHIBIT 99

RETRACTABLE TECHNOLOGIES, INC. ANNOUNCES POSTPONEMENT OF ANTITRUST TRIAL UNTIL JULY 2004

LITTLE ELM, TEXAS, January 26, 2004—Retractable Technologies, Inc. (AMEX: RVP) (Retractable) said today that the federal district court in Texarkana, Texas has issued an order postponing the trial in its civil antitrust lawsuit against Becton Dickinson (BD) until July 6, 2004. Jury selection in the case (Retractable Technologies, Inc. vs. Becton Dickinson & Company) had been scheduled to begin on February 3rd.

The court issued this order January 23rd in response to a Motion for Continuance filed by Retractable earlier that day. Retractable requested the postponement because a family member of one of the key members of its trial team suffered a major medical crisis, thereby severely limiting his participation if the trial had begun on February 3rd.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will occur. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to quickly increase its production capacity in the event of a dramatic increase in demand; the Company’s ability to access the market, the Company’s ability to resolve its litigation with Becton Dickinson; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton Dickinson, in providing safety needle devices; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Contact: Douglas W. Cowan	Media Contact: Phillip L. Zweig
Chief Financial Officer	Communications Director
(888)806-2626 or (972)294-1010	(212)490-0811 or (214)912-7415 (cell)
rtifinancial@vanishpoint.com	plzweig@aol.com